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                                                                   Exhibit 4(z)

                  PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                       (A Prudential Financial Company)
                               [751 BROAD STREET
                           NEWARK, NEW JERSEY 07102]

                  HIGHEST DAILY LIFETIME 6 PLUS BENEFIT RIDER

This Rider is made a part of your Annuity. For purposes of this Rider, certain provisions of your Annuity are amended as described below. If the terms of the Annuity and those of this Rider conflict, the provisions of this Rider shall control. Should this Rider terminate, any amended or replaced Annuity provisions based on this Rider's terms will revert back to the provisions in the Annuity, except as may be provided below.

This Rider makes provision for guaranteed minimum payments for the lifetime of a Single Designated Life/Spousal Designated Lives (defined below). Generally, if your Account Value is reduced to zero and you meet certain requirements, we pay a remaining value, as described in the "Guarantee Payments" provision. This Rider also provides for a death benefit described in the "Death Benefit" provision. These provisions are set forth below.

Definitions: For purposes of this Rider, the following definitions apply:

   Account Value: The definition of "Account Value" in the Annuity also includes the value of the Transfer Account.

   Adjusted Purchase Payments: Purchase Payments increased by any Credits applied to your Account Value in relation to Purchase Payments and decreased by any charges deducted from such Purchase Payments.

   Designated Life/Lives: The natural person(s) who is the measuring life/lives for the benefits described in this Rider and who is the person(s) shown in the Schedule Supplement.

   Effective Date: The Effective Date of this Rider is shown in the Schedule Supplement.

   First Death: The death of the first of the Spousal Designated Lives to die.

   Fixed Rate Option(s): An allocation option which we may make available that is credited a fixed rate of interest for a specified period of time and is to be supported by assets in our general account.

   Guaranteed Base Value: The Account Value on the Effective Date plus the amount of any Adjusted Purchase Payments made within one year after the Effective Date.

   Lifetime Withdrawal: Any withdrawal taken under the terms of this Rider that is not designated by you as a Non-Lifetime Withdrawal.

   Non-Lifetime Withdrawal: A withdrawal elected and designated as such by you on or after the Effective Date that will not result in the calculation of the Initial Annual Income Amount. You may only request one Non-Lifetime Withdrawal while this Rider is in effect. A Non-Lifetime Withdrawal is subject to the Annuity's Minimum Surrender Value After Withdrawal provisions.

   Owner/Participant: The term "Owner" may be referred to as "Participant" in the Annuity. In this Rider, for simplicity, the Participant is referred to as Owner.

   "Quarterly Anniversary": Each successive three-month anniversary of the Effective Date.

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   Target Anniversary Date: An anniversary of the Effective Date specified in the Schedule Supplement on which the Periodic Value may be increased if no Lifetime Withdrawals have been made prior to that date.

   Transfer Account: Account Value is transferred to and from the Transfer Account, as determined by the Transfer Calculation Formula, as explained in the Schedule Supplement.

   Transfer Calculation Formula: A formula which we use to determine whether assets should be transferred to and from the Transfer Account. The Transfer Calculation Formula is set forth in the Schedule Supplement.

Other capitalized terms in this Rider are either defined in the Rider or in the Annuity.

Owner, Annuitant and Beneficiary Designations: For purposes of electing and maintaining this Rider, the designations under your Annuity must be as follows:

For a Single Designated Life:

   If the Owner is a natural person, the Owner must also be the Annuitant and the Designated Life. If the Owner is an entity that we permit, the Annuitant must be the Designated Life. You may not name a Co-Owner if a Single Designated Life is listed in the Schedule Supplement.

For Spousal Designated Lives:

   Such persons must be each other's Spouses at the time this Rider is elected and at the First Death. If the Owner is a natural person, he/she must be the Annuitant, and one of the Spousal Designated Lives. The sole primary Beneficiary must be the other Spousal Designated Life for as long as the first Spousal Designated Life Owner is alive. If a Co-Owner is named, he/she must be the other Spousal Designated Life. No additional Co-Owners may be named. While both Spousal Designated Lives are alive, each Co-Owner must be designated as the other Co-Owner's primary Beneficiary. If the Owner is an entity that we permit, the Annuitant must be a Spousal Designated Life, and the Annuitant's Spouse must be the other Spousal Designated Life. This benefit cannot be utilized when the Owner is an entity unless we allow for the continuation of the Annuity and this Rider by the surviving Designated Life after the First Death.

While this Rider is in effect, the Single Designated Life/Spousal Designated Lives may not be changed. This may restrict your ability to make changes to Owner/Annuitant designations. You may name a new Beneficiary(ies), subject to the other limitations on Beneficiary designations noted above with respect to Spousal Designated Lives. However, such new Beneficiary(ies) will not be a Designated Life, and would therefore result in the Rider terminating at the First Death.

Please note that you have the spousal version of this Rider only if there are Spousal Designated Lives listed on the Schedule Supplement.

Annual Income Amount: We guarantee that, subject to the limits and conditions outlined in this Rider, each Annuity Year you may take an income amount ("Annual Income Amount") as one or multiple Lifetime Withdrawals. The initial Annual Income Amount is determined at the time of the first Lifetime Withdrawal after the Effective Date by applying the applicable Annual Income Percentage shown in the Schedule Supplement to the Protected Withdrawal Value (described below). The applicable Annual Income Percentage is based on the attained age of the Single Designated Life, or the younger of the Spousal Designated Lives, on the date of the first Lifetime Withdrawal after the Effective Date.

If you have elected this benefit with Spousal Designated Lives, and one of the Designated Lives is removed for any reason (divorce, death, etc.), we will continue to use the date of birth of the younger of both of the original Spousal Designated Lives for purposes of calculating the applicable Annual Income Percentage.

Protected Withdrawal Value: The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. It is also one of the factors used for calculating the charge for the Rider. The Protected Withdrawal Value is a value calculated solely for purposes of this Rider.

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On the Effective Date, the Protected Withdrawal Value is equal to your Account
Value. On each Valuation Day thereafter, until the earlier of the date of the first Lifetime Withdrawal or a Periodic Value Cut-off Date, if any, shown in the Schedule Supplement, the Protected Withdrawal Value is equal to the "Periodic Value" described below.

If you have not made a Lifetime Withdrawal on or before the Periodic Value Cut-off Date, we will continue to calculate the Protected Withdrawal Value. Until you have made a Lifetime Withdrawal, the Protected Withdrawal Value after the Periodic Value Cut-off Date, is equal to the greater of:

     (1) the Account Value; and

     (2) the Periodic Value on the Periodic Value Cut-off Date, increased for subsequent Adjusted Purchase Payments and reduced for any Non-Lifetime Withdrawal.

Once the first Lifetime Withdrawal is made after the Effective Date, the Protected Withdrawal Value at any time is equal to the greater of:

     (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Adjusted Purchase Payments and reduced for subsequent Lifetime Withdrawals; and

     (2) the highest daily Account Value upon any Step-Up, increased for subsequent Adjusted Purchase Payments and reduced for subsequent Lifetime Withdrawals. Please refer to the "Step-Ups" and "Impact of Lifetime Withdrawals" provisions for details.

Periodic Value: The Periodic Value initially is equal to the Account Value on the Effective Date. On each Valuation Day thereafter, until the earlier of the first Lifetime Withdrawal or the Periodic Value Cut-off Date, we recalculate the Periodic Value. Specifically, on each such Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greatest of:

     (1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day"), appreciated at the daily equivalent of the Roll-Up Rate indicated in the Schedule Supplement during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Adjusted Purchase Payment and reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day; and

     (2) the Account Value; and

     (3) if the Current Valuation Day is on a Target Anniversary Date shown in the Schedule Supplement (or the next Valuation Day, if that Target Anniversary Date is not a Valuation Day), and if no Lifetime Withdrawals have been taken prior to the Target Anniversary Date, the sum of:

         (a) the Guaranteed Base Value (adjusted for any Non-Lifetime Withdrawal) multiplied by the applicable Guaranteed Base Value Multiplier shown in the Schedule Supplement and

         (b) all Adjusted Purchase Payments (adjusted for any Non-Lifetime Withdrawal) made more than one year following the Effective Date up to the Current Valuation Day.

Impact of Lifetime Withdrawals: Any Lifetime Withdrawals reduce the remaining Annual Income Amount available during an Annuity Year by the amount of each withdrawal. Lifetime Withdrawals in an Annuity Year that, in total, do not exceed the Annual Income Amount for that Annuity Year do not reduce the Annual Income Amount in subsequent Annuity Years. The Protected Withdrawal Value is reduced by

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the amount of each Lifetime Withdrawal that does not exceed the Annual Income
Amount for that Annuity Year.

All or any portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that Annuity Year is considered excess income ("Excess Income"). Each withdrawal of Excess Income that occurs once you have withdrawn that Annuity Year's Annual Income Amount reduces the Annual Income Amount proportionately. Each proportional reduction is calculated by multiplying the Annual Income Amount by the ratio of the Excess Income to the Account Value immediately subsequent to the withdrawal of any Annual Income Amount and prior to the withdrawal of the Excess Income (even if both withdrawals occurred in the same day or as one withdrawal request). Each withdrawal of Excess Income also reduces the Protected Withdrawal Value by the same proportion.

No Contingent Deferred Sales Charge is applicable to any Lifetime Withdrawal that is less than or equal to the Annual Income Amount, even if the total amount of such withdrawals in any Annuity Year exceeds any maximum free withdrawal amount described in the Annuity. Such Lifetime Withdrawals are not treated as withdrawals of Purchase Payments. Each withdrawal of Excess Income is subject to any applicable Contingent Deferred Sales Charge.

Withdrawal Flexibility: Lifetime Withdrawals are not required. However, the Annual Income Amount is not increased in subsequent Annuity Years if you decide not to take a Lifetime Withdrawal in an Annuity Year or take Lifetime Withdrawals in an Annuity Year that in total are less than the Annual Income Amount.

Impact of a Non-Lifetime Withdrawal: A Non-Lifetime Withdrawal will proportionately reduce the guarantees provided under this Rider based on the percent that withdrawal amount represents of the Account Value prior to the withdrawal. These guarantees are the Protected Withdrawal Value and all future applicable periodic value guarantees at the Target Anniversary Date(s) shown in the Schedule Supplement.

Additional Purchase Payment(s) after your First Withdrawal: If the Annuity permits additional Purchase Payments, then, before your Account Value is reduced to zero, you may make additional Purchase Payments, subject to the Purchase Payments Limitation provision below. We reserve the right not to accept additional Purchase Payments if the Account Value becomes zero. The Annual Income Amount is increased by an amount obtained by applying the applicable Annual Income Percentage shown in the Schedule Supplement to the Adjusted Purchase Payment. The applicable Annual Income Percentage is based on the attained age of the Single Designated Life, or the younger of the Spousal Designated Lives, on the date of the first Lifetime Withdrawal after the Effective Date. The Protected Withdrawal Value is increased by the amount of each Adjusted Purchase Payment.

Purchase Payment(s) Limitation: If the Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s). We reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Required Minimum Distributions: If: (1) any Required Minimum Distributions are made in any Annuity Year from the Annuity to meet the Required Minimum Distribution provisions of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder, and (2) the Required Minimum Distribution amount not taken in the current calendar year is greater than the Annual Income Amount, then, such distributions of the difference of the Annual Income Amount and the Required Minimum Distribution amount not taken in the current calendar year will not be treated as Excess Income for purposes of this Rider. In any Annuity Year your Required Minimum Distribution amount is not greater than the Annual Income Amount, any distributions in excess of the Annual Income Amount will be treated as Excess Income. For purposes of this provision, Required Minimum Distributions are determined based on the value of the Annuity, and do not include the value of any other accounts subject to the Required Minimum Distribution rules. Unless designated as a Non-Lifetime Withdrawal, Required Minimum Distributions are considered a Lifetime Withdrawal from the Annuity. In any year in which the requirement

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to take Required Minimum Distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a Required Minimum Distribution if not for the suspension as eligible for treatment under this provision.

Step-Ups: We automatically step up your Annual Income Amount as follows:

Beginning on the first anniversary of the Issue Date of the Annuity after the first Lifetime Withdrawal subsequent to the Effective Date, and on every anniversary thereafter, we will step up your Annual Income Amount if the conditions set forth in this paragraph are met. Specifically, we step up your Annual Income Amount if the value resulting from applying the applicable Annual Income Percentage shown in the Schedule Supplement to the highest daily Account Value (as measured on each Valuation Day since the first Lifetime Withdrawal or last anniversary of the Issue Date of the Annuity, whichever is later), adjusted for any withdrawals and any additional Adjusted Purchase Payments, results in an amount greater than your current Annual Income Amount. For step-up purposes, the applicable Annual Income Percentage is based on the attained age of the Single Designated Life, or the younger of the Spousal Designated Lives, at the time the step-up occurs.

We reserve the right at the time of a step-up opportunity, as described above, to increase the charge for this Rider to the then-current charge we apply for new elections of this Rider. We will notify you of the increase in charge prior to our implementing any such increase, and you must notify us In Good Order if you wish to opt out of this automatic step-up feature based on our procedures at the time of notification. You are only permitted to opt out of the automatic step-up feature if the charge increases. Once you opt out of the automatic step-up feature, you will not participate in any future step-up opportunities unless you re-elect the automatic step-up feature. To re-elect the feature, you must notify us In Good Order. Upon re-election of this feature, you will be subject to the then-current charge we apply to new elections of this Rider.

Guarantee Payments: Once your Account Value is reduced to zero, we subsequently make Guarantee Payments, as long as any Excess Income has not reduced the Annual Income Amount to zero, until the death of the Single Designated Life or the second of the Spousal Designated Lives to die (or upon the simultaneous deaths of both Spousal Designated Lives), as applicable, as long as the Spousal Designated Lives were Spouses at the time of the First Death. In the Annuity Year in which your Account Value is reduced to zero, the only Guarantee Payment due, if any, equals the Annual Income Amount not yet withdrawn in that Annuity Year. In subsequent Annuity Years, the Guarantee Payment equals the Annual Income Amount in effect as of the date the Account Value is reduced to zero.

Unless you request an alternate mode of payment we make available, we make such Guarantee Payments once each Annuity Year.

We will commute any Guarantee Payments due and pay you a lump sum if the total Guarantee Payment due each Annuity Year is less than the Minimum Guarantee Payment amount shown in the Schedule Supplement. We commute the Guarantee Payments in a manner equivalent to commuting payments for a fixed, joint life and last survivor annuity if both Spousal Designated Lives are living, or a fixed, single life annuity if only one of the Spousal Designated Lives is living or if this Rider was issued with a Single Designated Life. We use the same basis that is used to calculate the guaranteed annuity rates in the Annuity.

A Death Benefit is not payable if Guarantee Payments are being made at the time of the decedent's death.

Annuity Payments: If annuity payments are to begin under the terms of the Annuity, you can elect to either:

     (1) apply your Account Value to any annuity option available in the Annuity Payments section of the Annuity; or

     (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will continue to make such payments until the death of the Single Designated Life or, as applicable, the death of the second Spousal

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       Designated Life as long as the Spousal Designated Lives were Spouses at the time of the First Death. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun.

We must receive your request at our Office In Good Order. If annuity payments are to begin under the terms of the Annuity and you have not made an election, we will make annual annuity payments as a joint and last survivor fixed annuity or as a single life fixed annuity, as applicable, each with ten payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in the Annuity. The annual guaranteed annuity rates for a joint and last survivor fixed annuity and a single life fixed annuity, each with ten payments certain, are equal to those available in the underlying Annuity.

The amount that will be applied to provide such annuity payments under the default annuity payment option will be the greater of:

     (1) the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the greater of the current and the guaranteed annuity rates in the Annuity; and

     (2) the Account Value.

Once we receive your election to commence annuity payments, or we make the first payment under a default annuity payment option provision, we will only make annuity payments guaranteed under the specific annuity payment option, and the annuity payment option cannot be changed.

We may limit the length of any annuity payout option, including but not limited to any default option and any period certain, to conform to applicable tax law and to satisfy the Required Minimum Distribution rules.

If no Lifetime Withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount as if you made your first Lifetime Withdrawal on the date we transfer all Account Value in order to begin annuity payments.

A Death Benefit is not payable if Annuity Payments are being made at the time of the decedent's death.

Death of a Designated Life under this Rider: Please also refer to the "Termination of Benefits" provision below.

   Death of the Single Designated Life: If this Rider was issued with a Single Designated Life and such person dies, the Death Benefit described below will apply.

   Death of the First of the Spousal Designated Lives and Spousal Continuation:
   For purposes of this Rider the "Spousal Continuation" provision of the Annuity is supplemented as follows:

   . Upon the First Death, if a Death Benefit, as described below, would otherwise be payable, and the surviving Designated Life chooses to continue the Annuity, the Account Value will be adjusted, as of the date we receive due proof of death In Good Order, to equal the amount of that Death Benefit if paid out in a lump sum, and this Rider will remain in force unless we are instructed otherwise. The Account Value will remain allocated among the elected investment options and the Transfer Account for this Rider (see the "Investment Limitations" provision below).

   . Upon the First Death, if a Death Benefit, as described below, would be payable, and a Spouse who chooses to continue the Annuity is not a Designated Life, this Rider terminates

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       as of the date we receive due proof of death In Good Order. Refer to the
       "Termination of Benefits" provision below.

   . Upon the First Death, if a Death Benefit, as described below, would be payable, and the Annuity is not continued according to the Spousal Continuation provision of the Annuity, the Death Benefit described below will be payable, and the Rider terminates as of the date we receive due proof of death In Good Order.

   . Upon the First Death, if a Death Benefit is not payable (e.g., if the first of the Spousal Designated Lives to die is the Beneficiary but not an Owner), the Rider will continue.

   Death of the Second of the Spousal Designated Lives: If this Rider was issued with Spousal Designated Lives and the second Spousal Designated Life dies, the Death Benefit described below will be payable, and this Rider terminates as of the date we receive due proof of death In Good Order.

Death Benefit: While this Rider is in effect, the Death Benefit payable upon the death of a decedent (as defined in the Annuity) is equal to the greatest of:

     (1) the death benefit provided for in the underlying Annuity;

     (2) any optional death benefit you have elected which is made a part of the Annuity and remains in effect at the time of the decedent's death; or

     (3) the amount obtained by multiplying the Annual Income Amount as of the date we receive due proof In Good Order of the applicable decedent's death by the Guaranteed Minimum Death Benefit Multiplier shown in the Schedule Supplement. For purposes of calculating the Death Benefit described in this Rider, if no Lifetime Withdrawals have been taken, we will calculate a Protected Withdrawal Value and an Annual Income Amount as if the first Lifetime Withdrawal was made on the date of the applicable decedent's death.

All provisions of the Annuity regarding the Death Benefit continue to apply unless specifically indicated in this Rider.

A Death Benefit is not payable if Guarantee Payments or Annuity Payments are being made at the time of the decedent's death.

Misstatement of Age or Sex: For purposes of this Rider, the following sentence is added to the section in the Annuity entitled "Misstatement of Age or Sex":

If there has been a misstatement of the age and/or sex of a Single Designated Life or Spousal Designated Life upon whose life the guarantees under this Rider are based, we make adjustments to any charges, availability and any benefits payable under this Rider to conform to the facts.

Minimum Surrender Value: Any provision in the Annuity requiring there be a minimum Surrender Value or Account Value as of the date of any Lifetime Withdrawal is waived while this Rider is in effect.

Investment Limitations: While this Rider is in effect, your entire Account Value must be allocated to only those investment options we permit, except as required under the conditions set out in the "Transfers to and from the Transfer Account" section below. In addition, you may be required to maintain all or a portion of your Account Value in accordance with an asset allocation model. Any limitations are stated in the Application or Supplemental Application for this benefit.

At any time until this Rider is terminated, these investment limitations may be implemented, suspended or changed. This includes changing prohibited investment options, changing the extent to which Account Value may be allocated to an investment option, and changing elected investment options. Any changes will first be approved by the Superintendent of Insurance. Any transfers resulting from our implementing or changing any investment limitation will not be counted in determining the number of free transfers made during an Annuity Year. If, subsequent to your election of this benefit, we change our requirements

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as to how Account Value must be allocated under the benefit, that new requirement will apply only to new elections of the benefit, and we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. All transfers and Purchase Payments made after such a change in requirements may be subject to the new investment limitations.

Transfer Account: We monitor the investment performance of your Account Value each Valuation Day to determine if we need to transfer any portion of your Account Value to or from the Transfer Account to maintain the guarantees provided by this benefit. We transfer Account Value to or from the Transfer Account, and we only maintain Account Value in the Transfer Account to the extent dictated by the Transfer Calculation Formula. You are not permitted to allocate amounts to the Transfer Account.

To the extent permitted by law, we reserve the right at any time to use a Transfer Account that differs from the one that was available when your Rider became effective. We may establish different Transfer Accounts for different classes of annuity purchasers and for different annuities.

Transfers to and from the Transfer Account: On each Valuation Day, including the Effective Date, a Transfer Calculation Formula is used to determine whether any portion of your Account Value is to be transferred to or from the Transfer Account. At any given time, some, most or none of your Account Value may be allocated to the Transfer Account, as dictated by the Transfer Calculation Formula. You are not permitted to transfer amounts to or from the Transfer Account. Unless you are participating in any asset allocation program for which we are providing administrative support, the formula allocates any amount transferred from the Transfer Account to the elected Sub-accounts pro-rata based on the Account Values in such Sub-accounts at that time. If prior to the transfer from the Transfer Account the Account Value in the elected Sub-accounts is zero, the transfer will be allocated according to your most recent allocation instructions. If you are then participating in any such asset allocation program, we allocate the transferred amount in accordance with the then-current percentages for that asset allocation program. Transfers to the Transfer Account will be taken pro-rata first from the elected Sub-accounts and in the event that the Account Value in the elected Sub-accounts is not enough to satisfy the transfer amount, the remaining transfer amount will be taken on a last in first out basis from the elected Fixed Rate Options. Transfers to and from the Transfer Account do not count against the number of free transfers you may make during an Annuity Year.

Withdrawals: Any withdrawals from the Annuity while this Rider is in effect will be taken pro-rata from the elected Sub-accounts, elected Fixed Rate Options and the Transfer Account.

Charge for the Rider: The charge for this Rider depends on whether you have named a Single Designated Life or Spousal Designated Lives. The charge is deducted on each Quarterly Anniversary, and is based on the greater of the Account Value and the Protected Withdrawal Value calculated on the last Valuation Day prior to the Quarterly Anniversary, at the quarterly equivalent of the applicable annual rate. On the Effective Date, the applicable rate(s) is as shown in the Schedule Supplement.

The charge is deducted pro-rata from each elected Sub-account, elected Fixed Rate Option and the Transfer Account, to the extent to which the Account Value in the Annuity is allocated to any of them, until withdrawals reduce the Account Value to zero, or this Rider terminates. Except as described below, if deduction of the charge would result in the Account Value falling below the Account Value "Floor" shown in the Schedule Supplement, we will deduct only that portion of the charge that would not cause the Account Value to fall below the Account Value "Floor." If the entire Account Value is less than the Account Value "Floor" when we would deduct a charge for this Rider, then no charge will be deducted for that quarter. If a charge for the Rider would be deducted on the same day we process a withdrawal request, the charge for the Rider will be deducted first, subject to the provisions of this paragraph, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value "Floor." While deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens, and the Annual Income Amount is then greater than zero, Guarantee Payments will begin, and the Death Benefit described in this Rider will not be payable.

The charge for the Rider will not be treated as a withdrawal for purposes of this Rider. The charge does not reduce the Protected Withdrawal Value or any previously established daily Account Value described in the "Step-Ups" provision. Upon any step-up, we may increase the charge if the charge for the Rider at the time of the step-up has increased. Any new charge resulting from the step-up is based on charges

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applicable to annuity purchasers of the same class of Annuity. See the
"Step-Ups" provision for more details.

We cease to deduct a charge for the Rider after it terminates in accordance with the "Termination of Benefits" provision below. In the event this Rider terminates for any reason other than death or annuitization, we will deduct a final charge upon termination, based on the number of days since the most recent charge for the Rider was deducted. This final charge will be deducted even if it results in the Account Value falling below the Account Value "Floor."

Proof of Survival: Any Guarantee Payment is subject to evidence we receive In Good Order that the Single Designated Life or at least one Spousal Designated Life is then alive. We may withhold such Guarantee Payments until we receive such evidence or evidence satisfactory to us of the life of the Single Designated Life or at least one of the Spousal Designated Lives. We credit interest on such withheld Guarantee Payments at the rate required by law. Should we subsequently determine withheld Guarantee Payments are payable, we will pay the withheld Guarantee Payments and any applicable interest credited in a lump sum.

Facility of Payment: We reserve the right, in settlement of full liability, to make Guarantee Payments to a guardian, relative, or other person if a Designated Life payee is deemed to be legally incompetent, as permitted by law.

Recovery of Excess Guarantee Payments: We may recover from you or your estate any Guarantee Payments made after the death of the Single Designated Life or both Spousal Designated Lives.

Termination of Benefits: You may terminate this Rider at any time upon notification to us In Good Order. Upon the termination of this Rider, we transfer any remaining Account Value from the Transfer Account. Unless you are participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount to the elected Sub-accounts pro-rata based on the Account Values in such Sub-accounts at that time. If prior to the transfer from the Transfer Account the Account Value in the elected Sub-accounts is zero, the transfer will be allocated according to your most recent allocation instructions. If you are then participating in any such asset allocation program, we allocate the transferred amount in accordance with the then-current percentages for that asset allocation program.

Benefits pursuant to this Rider terminate upon the first to occur of the following events:

     (1) we process a termination of this Rider, and/or your request for full surrender of the Annuity. If the Annuity is otherwise still in effect, we will consider you to have elected to remain in any applicable asset allocation program then in effect, or in the investment options that we require for the Rider, other than the Transfer Account, unless you instruct us otherwise;

     (2) the date of receipt of due proof of the First Death who is an Owner (or who is the Annuitant, if the Annuity is entity-owned), if the surviving Spousal Designated Life does not elect to continue the Annuity, and there is any Account Value on the date of death;

     (3) the date of receipt of due proof of the First Death who is an Owner (or who is the Annuitant, if the Annuity is entity-owned) if the surviving Spouse is not eligible to continue the benefit because such Spouse is not a Spousal Designated Life and there is any Account Value on the date of death;

     (4) the date of receipt of due proof of the death of the Single Designated Life or the second to die of the Spousal Designated Lives, if death occurs while there is any Account Value on the date of death;

     (5) the date of death of the Single Designated Life or the second to die of the Spousal Designated Lives when Account Value is reduced to zero as of the date of death;

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     (6) if there is any Account Value on the Annuity Date, or if earlier, the date we transfer all Account Value in order to begin annuity payments;

     (7) each of the Account Value and the Annual Income Amount is zero; and

     (8) we process a request to change any designation of the Annuity that either results in a violation of the "Owner, Annuitant and Beneficiary Designations" provision of this Rider or if we do not then consent to continue the Rider.

                  PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY


                             /s/ Thomas C. Castano
                             ---------------------
                                  Secretary

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